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                                                                       EXHIBIT 5

                                                    March 28, 2002



ESCO Technologies Inc.
8888 Ladue Road, Suite 200
St. Louis, MO  63124

Ladies and Gentlemen:

     I am Assistant Secretary and Assistant General Counsel of ESCO Technologies Inc., a Missouri corporation (the "Company"), and in such capacity I am familiar with the Registration Statement on Form S-8 (the "Registration Statement") relating to the Company's 2001 Stock Incentive Plan (the "Plan") to which this letter is filed as an exhibit. The Registration Statement registers 1,105,365 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), offered pursuant to stock options, stock appreciation rights, performance share awards and other stock-based awards, granted and which may be granted under the Plan, including the Preferred Stock Purchase Rights associated with such Common Stock (the Common Stock and its associated Preferred Stock Purchase Rights, the "Securities").

     I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I deemed necessary for the purpose of the opinion expressed herein.

     On the basis of the foregoing, I am of the opinion that the Securities, when sold in accordance with the provisions of the Plan, will be legally issued, fully paid and non-assessable.

     I consent to the filing of this letter as an exhibit to the Registration Statement.

                                                    Very truly yours,


                                                    /s/ Thomas B. Martin
                                                    ----------------------------
                                                    Thomas B. Martin

TBM/bjo/02-52

Enclosures